Exhibit 99.2
Contact:

Jacqualyn A. Fouse	Tim Smith
Sr. Vice President and	Director
Chief Financial Officer	Investor Relations
Celgene Corporation	Celgene Corporation
(908) 673-9956	(908) 673-9951
CELGENE ANNOUNCES ADDITIONAL $1 BILLION SHARE
REPURCHASE PROGRAM
SUMMIT, NJ — (February 16, 2011) — Celgene Corporation (NASDAQ: CELG) today announced that the company’s Board of Directors has authorized the repurchase of up to an additional $1 billion of the Company’s common stock through December 2012. This authorization is in addition to the $500 million authorization announced on January 10, 2011. The $500 million program announced in April of 2009 has been fully utilized.
Purchases may be made in the open market or in privately negotiated transactions from time to time, as determined by Celgene’s management and in accordance with the requirements of the Securities and Exchange Commission. As of December 31, 2010, Celgene had 470,388,164 shares of common stock outstanding.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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